Versartis Reports Fourth Quarter and Full Year 2014 Financial Results

Menlo Park, Calif., February 12, 2015 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH), today announced financial results for the fourth quarter and full year ended December 31, 2014.

“We continue to advance our clinical development strategy, most significantly by the recent initiation of the global Phase 3 VELOCITY trial of VRS-317 for semi-monthly dosing in pediatric growth hormone deficiency (GHD) patients,” said Jeffrey L. Cleland, PhD, Chief Executive Officer. “Furthermore, we reported positive 12-month data from our ongoing Extension Study that demonstrates continued safety and efficacy comparable to that of daily growth hormone therapy, the current standard of care. We are extremely excited about these data, which give us confidence in VRS-317’s potential as a long-acting treatment option that dramatically reduces the burden of daily injectable treatments for GHD patients.”

Dr. Cleland continued, “In addition to the recent successes in our clinical program, we have strengthened our financial position with the approximately $80.3 million we raised in a recent follow-on offering, the proceeds of which will be used to enable a Japan pediatric registration trial and a global adult GHD registration trial for VRS-317.”

Recent Milestones

•	Initiated the global Phase 3 study of VRS-317 for semi-monthly dosing in pediatric GHD patients.
•	Announced positive 12 month data from our ongoing Extension Study that further demonstrates continued safety and efficacy of VRS-317.

Recent Corporate Highlights

•

Raised net proceeds of approximately $80.3 million in a follow-on offering to fund our ongoing and planned clinical development of VRS-317, including enabling the Japan pediatric and global adult GHD registration trials.

Anticipated 2015 Milestones and Other Key Events

•	In parallel with the current US, Western Europe and Canadian VRS-317 pediatric Phase 3 program, Versartis plans to initiate a pediatric Phase 2/3 clinical study in Japan for VRS-317 in early 2015.
•	The Company expects to initiate a global Phase 2/3 study of VRS-317 for adult GHD in the second half of 2015.
•

The Company anticipates interim six month mean height velocity data from its recently initiated VELOCITY Phase 3 clinical trial in the US, Western Europe and Canada for the VRS-317 and daily comparator groups by mid-2016.

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Top line data on the 12 month height velocity primary endpoint is expected in early 2017, potentially enabling a Biologic License Application (BLA) submission, followed by potential FDA approval by mid-2018.

Fourth Quarter and Full Year 2014 Financial Results

For the fourth quarter ended December 31, 2014, Versartis reported a net loss attributable to common stockholders of approximately $15.7 million, or $0.65 per share, basic and diluted, compared to a net loss attributable to common stockholders for the fourth quarter ended December 31, 2013 of $5.8 million, or $4.62 per share, basic and diluted.

Total operating expenses for the quarter ended December 31, 2014 were $15.9 million compared to $5.9 million for the quarter ended December 31, 2013. Research and development (R&D) expenses for the quarter ended December 31, 2014 were $11.6 million, compared to $3.5 million for the quarter ended December 31, 2013. The increase in R&D expenses was primarily due to an increase in manufacturing and start-up costs as the Company prepares for its Phase 3 trials for VRS-317. General and administrative (G&A) expenses were $4.3 million for the quarter ended December 31, 2014, compared to $2.4 million for the quarter ended December 31, 2013. The increase in G&A expenses was primarily due to an increase in headcount and additional fees related to consulting and professional services as the Company continues to expand its infrastructure to support additional public company requirements. Total operating expenses for the quarter ended December 31, 2014 include non-cash stock-based compensation expense of $1.6 million compared to $0.1 million of non-cash stock-based compensation expense for the quarter ended December 31, 2013.

Total operating expenses for the year ended December 31, 2014 were $46.1 million compared to $19.3 million for the year ended December 31, 2013. R&D expenses for the year ended December 31, 2014 were $32.6 million, compared to $14.9 million for the year ended December 31, 2013. The increase in R&D expenses was primarily due to an increase in manufacturing costs as the Company prepares for its Phase 3 trials, as well as costs associated with the recently completed Phase 2a clinical trial and ongoing Extension Study for VRS-317. G&A expenses were $13.5 million for the year ended December 31, 2014, compared to $4.4 million for the year ended December 31, 2013. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services as well as an increase in headcount as the Company prepared for and completed its initial public offering and expanded its infrastructure to support additional public company requirements. Total operating expenses for the year ended December 31, 2014 include non-cash stock-based compensation expense of $4.6 million compared to $0.2 million of non-cash stock-based compensation expense for the year ended December 31, 2013.

Cash, cash equivalents, and short-term investments were $170.6 million as of December 31, 2014, which excludes approximately $80.3 million in net proceeds from the Company’s follow-on offering completed on January 27, 2015.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD in June 2014 and began a global Phase 3 registration study, VELOCITY, in GHD children in January 2015. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "intended," "potential," "will" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials, the potential safety, efficacy and other benefits of and market opportunity for VRS-317, and the potential timing of regulatory approval, if any, of VRS-317. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; the potential for serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; we may encounter difficulties in manufacturing VRS-317; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in the final prospectus dated January 21, 2015 from our follow-on public offering, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating expenses
Research and development	$11,602	$3,454	$32,608	$14,855
General and administrative	4,338	2,405	13,505	4,428
Total operating expenses	15,940	5,859	46,113	19,283
Loss from operations	(15,940)	(5,859)	(46,113)	(19,283)
Interest income	43	1	132	1
Interest expense	—	—	—	(128)
Other income (expense), net	244	44	(11,532)	913
Net loss and comprehensive loss	(15,653)	(5,814)	(57,513)	(18,497)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(25,559)	-
Net loss attributable to common stockholders	$(15,653)	$(5,814)	$(83,072)	$(18,497)
Net loss per basic and diluted share attributable to common stockholders	$(0.65)	$(4.62)	$(4.39)	$(41.10)
Weighted-average common shares used to compute basic and diluted net loss per share	24,215	1,257	18,922	450

Versartis, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$170,566	$13,288
Other assets	3,728	1,395
Total assets	$174,294	$14,683
Liabilities, convertible preferred stock and stockholders' equity (deficit):
Liabilities	$6,925	$4,478
Convertible preferred stock	—	57,497
Total stockholders' equity (deficit)	167,369	(47,292)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$174,294	$14,683

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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